EXHIBIT 10.40

SUMMARY OF AVID TECHNOLOGY, INC.’S
2013 ANNUAL INCENTIVE PROGRAM

•	On October 28, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Avid Technology, Inc. (the “Company”) adopted a 2013 Annual Incentive Program (the “2013 Program”).

•	All of the Company’s executive officers and certain other officers designated by the Committee are eligible to participate in the Program.

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The Committee administers and has final authority on all matters relating to the 2013 Program and all decisions under the 2014 Program with respect to the Company’s executive officers, including payouts, are subject to prior approval by the Committee and are made in the Committee's sole discretion.

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Incentive amounts, if any, will be determined and paid by March 15, 2014. In order to receive an incentive payout, if any, under the 2013 Program, a participant must be employed by the Company as of the day incentive amounts are paid unless otherwise provided in such participant’s employment agreement, offer letter or other agreement.

•	The Committee approved three metrics for purposes of determining performance goals and payouts under the 2013 Program, each measured separately and weighted as follows:

◦	Cost-related strategic initiatives (60% of payout) focused on achieving pro forma cost savings through savings in indirect procurement, product profitability/cost refinement and service profitability;

◦	Completion of ten non-cost-related strategic initiatives (20% of payout), with each initiative assessed independently, with a weighting of 12.5% each; and

◦	Bookings (20% of payout).

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Payouts under the 2013 Program are contingent on the company achieving a free cash flow threshold with free cash flow defined as operating cash flow (excluding restructuring, management change and certain one-time charges).

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Each participant’s target incentive opportunity (based on a percentage of base salary paid in 2013) is the same target opportunity as set forth in the participant's employment agreement or offer letter.

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Each of the performance objectives has a threshold, target and maximum level of payment opportunity. Upon achievement of the thresholds, participant is eligible to receive 50% of the portion of his or her target bonus relating to that metric. Upon the achievement of the targets, each participant is eligible to receive 100% of the portion of his or her target bonus relating to that metric, up to a maximum of 125% for achievement in excess of the target results. Results that fall between the threshold and maximum are paid out on a linear basis between 50% and 125% of the portion of a participant’s target bonus relating to each metric.

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For executive officers whose employment agreements provide for maximum payouts of in excess of 125% of their respective base payouts in excess of the maximum of 125% under the 2013 Program also require that the Committee assess their individual performance.